Exhibit 99.(p)(1)

GAM USA INC.

CODE OF ETHICS
PURSUANT TO RULE 17j-1 OF THE INVESTMENT COMPANY ACT OF 1940
AND
RULE 204A-1 OF THE INVESTMENT ADVISERS ACT OF 1940

This Code of Ethics and Policy Statement (the “Code”)1 shall apply to the investment operations of GAM USA Inc. (“GAM USA”), its affiliates named in Appendix B hereto (the “Affiliates”), and all Reportable Funds2, as required by Rule 17j-1 of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Code applies to every Associated Person3 of GAM USA, the Affiliates or any Reportable Fund, which means every partner, officer, director and employee thereof (the “GAM Group”). The Code extends to the activities of such Associated Persons within and outside such person’s duties with these entities. The Code governs conflicts of interest in personal securities transactions that may arise when Associated Persons invest in a Reportable Security4 or Reportable Fund that is held or to be acquired by Advisory Clients,5 and is designed to prevent circumstances that may result in an actual or potential conflict of interest or the appearance thereof and abuses of an individual’s position of trust and responsibility.

In accordance with Section 204A of the Advisers Act, the Code is reasonably designed, taking into consideration the nature of GAM USA’s business and the business of its affiliated U.S. registered advisers, to prevent any Associated Person or entity from trading in a Reportable Security or Reportable Fund while in possession of material non-public information (“insider trading”).

Every Associated Person must read, acknowledge receipt6 and understanding of, and retain the Code and any amendments thereto. Any questions regarding the Code should be referred to the Chief Compliance Officer (“CCO”) of GAM USA, GAM Services Inc. or GAM International

[1]	A list of defined terms and their respective meanings is set forth in Appendix A hereto.

[2]

The term “Reportable Fund” means (i) any Fund for which GAM USA serves as an investment adviser or sub-adviser; or (ii) any Fund whose investment adviser or principal underwriter controls GAM USA, is controlled by GAM USA, or is under common control with GAM USA, such as GAM Funds, Inc. For purposes of this definition, “control” has the same meaning as it does in Section 2(a) of the 1940 Act. A “Fund” means a registered investment company or series thereof registered under the 1940 Act.

[3]

The term “Associated Person” means every person associated with GAM USA, an Affiliate or any Reportable Fund, including every partner, officer, director and employee thereof. With respect to each Associated Person, such Associated person is responsible for and has obligations under the Code for his or her Immediate Family (as defined herein), any other member of the Associated Person’s immediate household, any trust or estate of which the person or spouse is a trustee, fiduciary or beneficiary or any person for whom the Associated Person directs or effects transactions under a power of attorney or otherwise.

[4]

The term “Reportable Security” has the meaning set forth in Section 2(a)(36) of the 1940 Act, and includes shares; shares in closed end funds; loan stock or other fixed income instruments; warrants, options, futures or any other contracts; units in a collective investment scheme; units in an investment trust; shares in an exchange traded fund registered under the 1940 Act either as an open-end management company or as a unit investment trust; shares, units or interests in private investment pools. However, the term “Reportable Security” does not include securities issued or guaranteed by the U.S. government or its agencies or instrumentalities; banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; shares issued by money market funds; and shares issued by registered open-end investment funds other than (i) Reportable Funds (as defined herein) and (ii) shares of exchange traded funds. Shares of Reportable Funds are not Reportable Securities, but are subject to special rules under the Code.

[5]

The term “Advisory Client” means a registered investment company, an institutional investment client, a personal trust or estate, a guardianship, an employee benefit trust, or another client with which the Advisor by which you are employed or with which you are associated has an investment management, advisory or sub-advisory contract or relationship.

[6]	See Appendix C hereto for form of acknowledgement.

Management Limited (“GIML”), as applicable. This requirement is not meant to require duplicative signed acknowledgements to the extent such would duplicate the requirements under the “U.K. Personal Account Dealing Policy,” which is separate and distinct from this Code.

I.	POLICY STATEMENT OF GENERAL PRINCIPLES AND PROHIBITED CONDUCT

A. Standards of Conduct

All Associated Persons have a duty at all times to place the interests of Advisory Clients above their own interests, and never to take inappropriate advantage of their position. All Associated Persons are prohibited from engaging in, or recommending, any transaction of a Reportable Security or Reportable Fund that places or appears to place their own interests above that of any Advisory Client, and shall insure that all Personal Securities Transactions7 are conducted consistent with this Code or any other separate procedures in force as to any particular entity within the GAM Group for the protection of Advisory Clients, and in such a manner as to avoid any actual or potential conflict of interest, or any abuse of an Associated Person’s position of trust and responsibility. Associated Persons are required to comply with U.S. federal securities laws applicable to the relevant business of the GAM Group entities as outlined in the respective Compliance and Supervisory Procedures Manuals8 for each entity.

B. Reporting Obligations of Associated Persons

In New York, use of an automated system9 is required for all reporting by Associated Persons unless an exception has been granted by Compliance10 Associated Persons located in London or Hong Kong are required to follow reporting procedures outlined in the “U.K. Personal Account Dealing Policy,” which incorporate equivalent information as required in report forms attached hereto as Appendix D, E and F. See procedures on GAM Online or contact Compliance.

1.

Initial Report Within 10 calendar days of commencing employment or within 10 calendar days of any event that causes you to become an Associated Person under this Code, you must provide Compliance with a list of Reportable Securities and Fund holdings and brokerage accounts in which you have a Beneficial Ownership[11] interest. These reports must be current to within 45 calendar days of becoming an Associated Person and must include the information required in the form attached hereto as Appendix D.

[7]

The term “Personal Securities Transaction” means purchasing or selling, directly or indirectly, any Reportable Security or Reportable Fund in which the Associated Person has, or by reason of such transaction would acquire, any direct or indirect Beneficial Ownership.

[8]

Each U.S. registered investment adviser and Fund maintains a Compliance and Supervisory Procedures Manual as required under applicable SEC rules (Rule 206(4)-7 of the Advisers Act and Rule 38a-1 of the 1940 Act).

[9]	The New York office is currently using the StarCompliance system to meet reporting obligations under the Code.

[10]	“Compliance” means the CCO of the Funds, GAM USA or GIML or such person designated by such CCO as being responsible for the day-to-day administration of the Code.

[11]

An Associated Person is considered to have a “Beneficial Ownership” interest in any Reportable Security or Reportable Fund when they have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in that Security. You are presumed to have a Beneficial Ownership interest in any Reportable Security or Reportable Fund held, individually or jointly, by you and/or by a member of your Immediate Family. In addition, unless specifically excepted by Compliance based on a showing that your interest or control is sufficiently attenuated to avoid the possibility of a conflict, you will be considered to have a Beneficial Ownership interest in a Reportable Security or Reportable Fund held by: (1) a joint account to which you or a member of your Immediate Family are a party; (2) a partnership in which you or a member of your Immediate Family are a general partner; (3) a limited liability company in which you or a member of your Immediate Family are a manager-member; or (4) a trust in which you or a member of your Immediate Family has a pecuniary interest.

Compliance will arrange for your broker-dealer to furnish Compliance with duplicate copies of transaction confirmations for any account you or a member of your Immediate Family[12] has a Beneficial Ownership interest.

You must also certify that the contents of the report and any documents attached thereto disclose all such Reportable Securities, Funds and brokerage accounts.

2.

New Accounts Upon the opening of a new account that holds or is likely to hold a Reportable Security or a Fund in which you have a Beneficial Ownership interest, you must promptly give written notice to Compliance of the name of the broker-dealer for that account, the identifying number for that account and the date that the account was established.

3.

Timely Reporting of a Reportable Security and a Reportable Fund Transactions In addition, you must report to Compliance, on a timely basis, any transaction in a Reportable Security and a Reportable Fund in which you have or acquired a Beneficial Ownership interest that was made without the use of a registered broker-dealer.

4.

Annual Holdings Report All Associated Persons must report to Compliance on an annual basis the holdings of all Reportable Securities and Funds in which they have a Beneficial Ownership interest. This requirement can generally be satisfied by acknowledging the accuracy of the Annual Holdings Report generated by the automated system or otherwise providing Compliance with the information included in the form attached hereto as Appendix E. The information in the Annual Holdings Report must be current as of a date no more than 45 calendar days before the report is submitted.

If you have a Beneficial Ownership interest in a Security that is not held in an account with a broker-dealer or other custodian from whom Compliance receives periodic statements and duplicate transaction confirmations of your account as an interested party, then you must complete the Annual Holdings Report attached hereto as Appendix E and submit it to Compliance.

5.

Annual Certification All Associated Persons are required to certify on an annual basis, through the automated system or on a copy of the form attached hereto as Appendix C, that they have read, understand and will continue to comply with the Code.

C. Prohibited Conduct

For purposes of the following prohibitions, “Investment Personnel” shall mean any Associated Person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Reportable Security or Reportable Fund by an Advisory Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

1.	Personal Interest in Reportable Securities or Reportable Funds All Associated Persons are prohibited from recommending transactions involving Reportable Securities or Reportable

[12]

The term “Immediate Family” means any of the following persons who reside in your household or who depend on you for basic living support: your spouse, any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including any adoptive relationships.

Funds to any Advisory Client without disclosing his or her interest to Compliance, if any, in such Reportable Securities or the issuer thereof and Reportable Funds, including:

	•	any direct or indirect Beneficial Ownership of any Reportable Security or Reportable Fund of such issuer;

	•	any contemplated transaction by such person in such Reportable Security or Reportable Fund;

	•	any position with such issuer or its affiliates; and

	•	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

2.

Confidential Information All information concerning the identity of Reportable Security or Reportable Fund holdings and financial circumstances of Advisory Clients is confidential and may only be disclosed by Associated Persons pursuant to policies of GAM USA and its Affiliates on this subject. All Associated Persons are prohibited from divulging current and anticipated portfolio transactions or strategies, programs and studies of GAM USA or its Affiliates with respect to any Advisory Client to anyone unless it is properly within his or her duties to do so.

3.

Private Placements and IPOs As an Associated Person, you may not acquire Beneficial Ownership of any Reportable Security in a private placement or an initial public offering (an “IPO”), or subsequently sell such interests, unless you have received the prior written approval of Compliance and of any supervisor that may be designated by Compliance. Note that private placement investments requiring prior approval by Compliance include investments in hedge funds, private equity funds and other private investment vehicles. Approval of such investments will not be given unless a determination is made that the investment opportunity should not be reserved for an Advisory Client, and that the opportunity to invest has not been offered to you solely by virtue of your position with an entity within the GAM Group. See Section III for further details and Appendix G for Approval Form.

4.

Blackout Periods Investment Personnel shall refer to Section II, Item 6 to determine any Blackout Period applicable to transactions in a Reportable Security or a Reportable Fund in which his or her Reportable Fund holds a position or for which a sale or purchase is contemplated.

5.	Short-Term Trading Profits All Associated Persons shall refer to Section II, Item 4 of this Code to determine any restriction on short-term trading.

6.

Gifts No Associated Person may accept a gift (other than one or more on an annual basis not exceeding $100 in combined value or its approximate equivalent in another currency) from any person that does business with or on behalf of any GAM Group entity; provided, however, a non-U.S. based Associated Person may accept a gift (one or more on an annual basis exceeding $100 in combined value or its approximate equivalent in another currency) if, following a review of any potential conflicts of interest by Compliance, Compliance has pre-approved such gift or gifts and the matter has been duly recorded in the books and records of the approving Compliance office.

7.	Inside Information All Associated Persons are prohibited from engaging in any Reportable Security or Reportable Fund transaction for their own benefit or the benefit of others, including

Advisory Clients, while in possession of material non-public information[13] concerning such Reportable Security or Reportable Fund. As more fully set forth in the global Inside Information Policy on GAM Online, information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within the GAM Group, except to Compliance. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed and access to computer files containing material non-public information should be restricted.

Penalties for trading on or merely communicating material non-public information can be severe, both for the individuals involved in such unlawful conduct and their employers. A person may be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

*	TREBLE DAMAGES - fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited.

*	CIVIL FINES - for the employer or other controlling person to the greater of $1 Million or three times the amount of the profit gained or loss avoided.

*	JAIL SENTENCES - Up to 10 Years.

*	CIVIL INJUNCTIONS

In addition to the penalties set forth above concerning misuse of material non-public information, penalties for violations of Rule 17j-1 of the 1940 Act, may include fines of up to $10,000 as well as jail sentences of up to five years.

II.	PROCEDURES FOR PERSONAL SECURITIES TRANSACTIONS

The following procedures have been established to assist Associated Persons in avoiding conflicts of interest and insider trading, and to assist the GAM Group entities in preventing, detecting and imposing sanctions against such conduct. Every Associated Person must adhere to the procedures set forth in this Section II. Those Associated Persons who fail to comply with this Code or such other procedures to which they are subject with respect to Advisory Clients, risk serious sanctions, including but not limited to, a warning, disgorgement of profits and/or dismissal. In addition to sanctions,

[13]

Material Information means information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have an effect on the price of a company’s securities. Material information does not have to relate to a company’s business. For example, information about the contents of a forthcoming newspaper or magazine article that is expected to affect the price of a security should be considered material. Similarly, information concerning significant transactions that a GAM Group entity intends to execute on behalf of a Fund or managed account could be material information and is prohibited from being communicated.

Information that should be considered material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline in orders, significant new products or discoveries, extraordinary borrowing, purchase or sale of substantial assets, significant merger or acquisition proposals, major litigation, liquidity problems, and extraordinary management developments. Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public, such as information appearing in the Dow Jones news service, Reuters Economic Services, The Wall Street Journalor other publications of general circulation or communications generally available to the public.

violations may result in substantial personal civil liability or criminal penalties. If you have any questions about these procedures you should consult Compliance.

1.	All Associated Persons engaging in any Personal Securities Transaction shall report such transaction(s) in writing to Compliance within 24 hours of effecting such transaction(s).

The report shall include the date of the transaction, the Reportable Security or Reportable Fund traded, number of shares and the principal amount of each Reportable Security or Reportable Fund; the nature of the transaction; the price at which it was effected; and the broker-dealer or bank through which it was traded. See Appendix F for information required in a Reportable Securities or a Reportable Funds transaction report. Compliance shall institute internal procedures for conducting periodic reviews of transactions against the Reportable Fund’s trade reports to determine that no apparent or potential conflict exists. This requirement extends to transactions in personal accounts, joint accounts with a spouse, accounts you have established for the benefit of a dependent child and all accounts over which you have sole or joint discretionary power, including accounts of Immediate Family Members and a 401(k) or retirement account.

2.

All persons who have reported under paragraph 1 above shall, within 30 days of such transaction, submit or have submitted to Compliance a bank or broker’s confirmation detailing the transaction. This reporting requirement can be satisfied by having duplicate confirmations of such Reportable Security or Reportable Fund transaction sent to Compliance by your bank or brokerage firm(s).

3.	Short-Term Trading Restriction

(i)

No Associated Person shall profit from the purchase and sale, or sale and purchase of the same Reportable Security of which such Associated Person has a Beneficial Ownership within 60 calendar days. The 60 calendar days will be calculated from the date of the most recent transaction and does not include trade date. Any violation will result in disgorgement of all profits from the transaction. (This restriction on 60 day short-term trades may be waived by Compliance with respect to trades of 500 shares or less of the publicly traded common stock of a company with a market capitalization of at least $1 billion or in other appropriate cases.)

(ii)

No Associated Person shall purchase and sell, or sell and purchase, which includes purchase or sales by exchanging, shares of the same or a different Reportable Fund of which such Associated Person has a Beneficial Ownership within a 60 calendar day period. The 60 calendar days will be calculated from the date of the most recent transaction and does not include trade date.

4.	Reporting under paragraph 1 and 3 above shall not be required for:

(i)

purchases or sales effected in any account over which the Associated Person has no direct or indirect influence or control (e.g., blind trusts or discretionary accounts where the Associated Person and such Associated Person’s investment adviser agree in writing to abide by these restrictions).

(ii)	purchases or sales that are non-volitional on the part of the Associated Person (e.g., mergers and inheritances);

(iii)

purchases that are effected as part of an Automatic Investment Plan, a payroll deduction plan or program (including automatic payroll deduction plans or programs and 401(k) plans or programs (both employee initiated and/or employer matching)), an employee stock purchase plan or program, or other automatic stock purchase plans or programs; or

(iv)	Sales that are part of an automatic withdrawal plan or program, including loans, withdrawals and distributions from 401(k) plans or programs;

(v)

purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of Reportable Securities, to the extent such rights were acquired from such issuer, and the sale of rights so acquired;

(vi)

any Reportable Securities or Reportable Funds transactions, or series of related transactions, engaged in by non-management directors of any GAM Group entity or by the Independent Directors14 of a Reportable Fund; provided, however, that (a) in the case of the Reportable Funds’ Independent Directors, a report shall be filed if the Independent Director knew, or in the ordinary course of fulfilling his or her official duties as a Director of a Reportable Fund should have known, that during the 15-day period immediately preceding or after the date of engaging in a Personal Securities Transaction by the Independent Director, such Reportable Security or share or unit of a Reportable Fund is or was purchased or sold by a Reportable Fund or the purchase or sale was considered by such Reportable Fund or the Adviser; and (b) in the case of each non-management director of the GAM Group entity, such persons shall report with respect to such of his or her Personal Securities Transactions required to be reported hereunder not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected.

With regard to the Reportable Fund, Compliance may waive the 60 day trading restriction where it is determined that the Associated Person can demonstrate that the trade is not part of a pattern of rapid trading that would be destructive to such Reportable Fund, the proceeds are needed for a personal/financial reason such as the purchase of a home, payment of taxes, etc. or the transaction is otherwise consistent with this Code. The Reportable Fund applicable trading restriction may be waived by Compliance where you pay the redemption fee imposed by the Reportable Fund and the trade is determined not to be part of a pattern of rapid trading that would be destructive to such Reportable Fund.

5.	Transactions in Julius Baer Holding Ltd. Stock

All Associated Persons are required to seek prior approval from Compliance before engaging in any purchases or sales of common stock of Julius Baer Holding Ltd. (“Julius Baer”). This pre-authorization requirement does not extend to the non-volitional purchases associated with any Julius Baer stock purchase plan or similar plan (a “Plan”). However, any subsequent

[14]	Independent Director is any person who is not an “interested person” of a GAM Group Fund as defined in section 2(a)(19) of the 1940 Act.

volitional sale of shares of common stock of Julius Baer acquired through participation in any such Plan (having been held for the required period pursuant to a Plan) as well as the exercise or exersale (cashless exercise) of vested options granted under a Plan, are transactions requiring prior approval from Compliance.

6.	Investment Personnel

Compliance will inform those Associated Persons who fall into the category of Investment Personnel. In addition to observing the personal dealing rules for all Associated Persons that are outlined above, Investment Personnel are required to obtain approval from Compliance before engaging in any Personal Securities Transaction in which they will have a Beneficial Ownership interest. See Appendix F for pre-approval form. Accordingly, Investment Personnel must obtain WRITTEN authority from Compliance to undertake any transactions BEFORE they transact. This requirement for prior approval shall apply to transactions in units or shares of a Reportable Fund. To avoid any potential conflicts, all Investment Personnel are encouraged not to invest directly into Reportable Securities, but instead to utilise Reportable Funds for their personal investment activities. Investment Personnel are, nevertheless, subject to the short-term trading restrictions as set forth in item 4 above.

Investment Personnel must not engage in a Personal Securities Transaction within seven business days (either in advance or retrospectively) of transactions executed in the same Reportable Security, Related Security[15] or Reportable Fund on behalf of GAM Funds or portfolios that such Investment Personnel manages or administers, unless Compliance determines that under the circumstances the applicable Advisory Clients will not be adversely affected by the applicable transaction.

Unless otherwise specified, Investment Personnel must place and execute the approved Personal Securities Transaction approved by Compliance by the end of the trading day in New York or, in the case of Investment Personnel employed by GIML, by the end of the trading day in the country in which approval was obtained, on the day such written approval was obtained. If a proposed Personal Securities Transaction is not executed (with the exception of a limit order) within the time specified, you must repeat the pre-approval process before executing the transaction.

Compliance may undertake such investigation as it considers necessary to investigate whether a Personal Securities Transaction for which pre-approval has been sought, or given, complies with the terms of this Code and is consistent with the standards of conduct described above. If, following further investigation, Compliance determines that a previously given approval is not consistent with the terms of this Code and its standards of conduct, the Investment Personnel receiving any such approval may be subject to any of the sanctions set forth in Section II.

III.    PRIVATE PLACEMENTS AND IPOs

Transactions involving IPOs or privately offered Reportable Securities (including investments in hedge funds, private equity funds and similar private investments) may involve complex issues of potential conflicts of interest or personal advantage. Transactions involving IPOs may also be subject to various

[15]

The term “Related Security” means, as to any Reportable Security, any instrument related in value to that Reportable Security, including, but not limited to, any option or warrant to purchase or sell that Reportable Security, and any Reportable Security convertible into or exchangeable for that Reportable Security

SEC and NASD rules and regulations, including restrictions from participation in the offering. It is recommended that all such offerings be discussed with Compliance sufficiently in advance to allow time for full consideration.

Associated Persons shall not take advantage of any private investment that constitutes a “corporate opportunity” belonging to a GAM Group entity without first offering such opportunity to the GAM Group entity and obtaining approval from Compliance. The determination as to whether any private investment constitutes a “corporate opportunity” belonging to a GAM Group entity will be made by Compliance.

In determining whether a private investment opportunity constitutes a corporate opportunity belonging to a GAM Group entity, any or all of the following factors may be considered:

•	the circumstances in which the officer, director or employee became aware of the opportunity;

•	whether the opportunity relates to the GAM Group entity’s existing or contemplated business;

•	whether the GAM Group entity is legally authorized to make use of the opportunity;

•	whether there is a reasonable basis for the GAM Group entity to expect that the officer, director or employee should make the opportunity available to the GAM Group entity;

•	whether the Associated Person utilized the resources of a particular entity within the GAM Group in pursuing or exploiting the opportunity; and

•	any other relevant factor.

In making any determination with respect to a corporate opportunity, all doubtful situations will be resolved in favor of the GAM Group entity and against the personal interests of the Associated Person involved.

Private investments must be approved by Compliance. Based upon reasonably available information, Compliance will consider the following factors, among others, in making an approval determination: (i) whether the investment should be reserved for an Advisory Client; (ii) whether the investment was offered to the Associated Personal solely because of his or her position with a particular entity within the GAM Group; and (iii) whether it is likely that the Reportable Securities will be of a material interest to an Advisory Client in the near future.

IV.	REPORTING REQUIREMENTS OF MEMBERS OF THE GAM GROUP

Each entity that is a member of the GAM Group subject to the Code shall designate from its staff a Compliance Officer who shall be charged with monitoring compliance with such procedures by all persons subject thereto. The Compliance Officer shall report to the CCO of the Reportable Funds on a quarterly basis, certifying whether there have been any violations of the Code by such GAM Group personnel of the policies, and, upon the occurrence of a material violation, the Compliance Officer shall notify the CCO for the Reportable Funds in writing promptly following discovery of the material violation, describing the nature and scope of the violation and any actual or proposed remedial and/or punitive action taken or to be taken in respect of the violation. To the extent the Compliance Officer of GAM USA is the CCO of the Reportable Funds; such report shall be directed to the Secretary of the Reportable Funds. See Appendix H for a list of persons designated with responsibility to the roles described under the Code.

V.	REPORTING VIOLATIONS

Associated Persons are required to report any violations of the Code they become aware of promptly to Compliance or other appropriate personnel as designated in the Whistleblower Policy in effect in the office where such violation has occurred. Any violation of the Code reported to a designated person under a Whistleblower Policy, must also be reported by the designee to Compliance. Through its Whistleblower Policies, the GAM Group entities are committed to providing an avenue for its Associated Persons to raise concerns and have reassurance that they will be protected from reprisals for “whistleblowing” in good faith.

VI.	UNAFFILIATED FUND ADVISERS

Where the Reportable Funds employ the services of advisers that are not affiliated with a GAM Group entity other than in their role as adviser to a Reportable Fund, the CCO of the Reportable Fund shall be responsible for reviewing the policies and procedures adopted and in effect with respect to the Personal Securities Transactions of such adviser’s personnel to ensure that the interests of the Fund and its shareholders are adequately protected. A current copy of the policies and procedures of each such adviser shall be maintained with the books and records of the Reportable Fund at all times. On a quarterly basis, the CCO shall request from the appropriate employee or agent acting on behalf of the adviser, a certification certifying whether there have been any violations of the adviser’s code in the prior quarter, and upon the occurrence of a material violation the compliance officer of the fund not affiliated with entities within the GAM Group shall notify the CCO for the Reportable Funds in writing promptly following discovery of the material violation, describing the nature and scope of the violation and any actual or proposed remedial and/or punitive action taken or to be taken by the adviser in respect of the violation.

VII.	RECORDKEEPING

Compliance shall maintain in a readily accessible place with the Code: (i) a record of any violation of the Code and of any action taken as result of such violations for a period of not less than five years following the end of the fiscal year in which the violation occurred; (ii) a copy of each report made by an Associated Person pursuant to this Code for a period of not less than five years from the end of the fiscal year in which it is made; (iii) a record of all written acknowledgements of receipt of the Code and amendments thereto for a period five years after any individual ceases to be an Associated Person; and (iv) a list of all persons who are, or within the past five years have been, required to make reports pursuant to the Code.

APPENDIX A

Defined Terms

The following definitions apply to the capitalized terms used in the Code:

1940 Act means the Investment Company Act of 1940.

Advisory Client means a registered investment company the 1940 Act, an institutional investment client, a personal trust or estate, a guardianship, an employee benefit trust, or another client with which the Advisor by which you are employed or with which you are associated has an investment management, advisory or sub-advisory contract or relationship.

Affiliates means those entities set forth on Appendix B.

Associated Person means every person associated with GAM USA, the Affiliates or any Fund, including every partner, officer, director and employee thereof. This term covers not only the Associated Person, but also his or her Immediate Family, (as defined below), any other member of the Associated Person’s immediate household, any trust or estate of which the person or spouse is a trustee, fiduciary or beneficiary or any person for whom the Associated Person directs or effects transactions under a power of attorney or otherwise.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan

Beneficial Ownership

As a general matter, you are considered to have a “Beneficial Ownership” interest in a Reportable Security or a Reportable Fund if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in that Reportable Security or Reportable Fund. You are presumed to have a Beneficial Ownership interest in any Reportable Security held or Reportable Fund, individually or jointly, by you and/or by a member of your Immediate Family (as defined below). In addition, unless specifically excepted by Compliance based on a showing that your interest or control is sufficiently attenuated to avoid the possibility of a conflict, you will be considered to have a Beneficial Ownership interest in a Reportable Security or Reportable Fund held by: (1) a joint account to which you or a member of your Immediate Family are a party; (2) a partnership in which you or a member of your Immediate Family are a general partner; (3) a limited liability company in which you or a Member of your Immediate Family are a manager-member; or (4) a trust in which you or a member of your Immediate Family has a pecuniary interest. As a technical matter, the term “Beneficial Ownership” for purposes of the Code will be interpreted in the same manner as it would be under SEC Rule 16a-1(a)(2) in determining whether a person has beneficial ownership of a Reportable Security or a Reportable Fund for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

Compliance means the CCO of the GAM Funds, GAM USA or GIML or such person designated by such CCO as being responsible for the day-to-day administration of the Code.

Fund means an investment company registered under the 1940 Act.

GAM Group means GAM International Management Limited, GAM USA, GAM Services Inc., GAM Funds, Inc. and entities comprising the GAM Avalon Funds.

Immediate Family means any of the following persons who reside in your household or who depend on you for basic living support: your spouse, any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including any adoptive relationships.

Independent Director is any person who is not an “interested person” of a Reportable Fund as defined in section 2(a)(19) of the 1940 Act.

Investment Personnel means any Associated Person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Reportable Security or a Reportable Fund by an Advisory Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

Related Security means, as to any Reportable Security, any instrument related in value to that Reportable Security, including, but not limited to, any option or warrant to purchase or sell that Reportable Security, and any Reportable Security convertible into or exchangeable for that Reportable Security. For example, the purchase and exercise of an option to acquire a Reportable Security is subject to the same restrictions that would apply to the purchase of the Reportable Security itself.

Reportable Security has the meaning set forth in Section 2(a)(36) of the 1940 Act, and includes shares; shares in closed end funds; loan stock or other fixed income instruments; warrants, options, futures or any other contracts; units in a collective investment scheme; units in an investment trust; shares in an exchange traded fund registered under the 1940 Act either as an open-end management company or as a unit investment trust; shares, units or interests in private investment pools. However, the term “Reportable Security” does not include securities issued or guaranteed by the U.S. government or its agencies or instrumentalities; banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; shares issued by money market funds; and shares issued by registered open-end investment funds other than (i) Reportable Funds (as defined herein) and (ii) shares of exchange traded funds. Shares of Reportable Funds are not Reportable Securities, but are subject to special rules under the Code.

Reportable Fund means (i) any Fund for which GAM USA serves as an investment adviser or sub-adviser; or (ii) any Fund whose investment adviser or principal underwriter controls GAM USA, is controlled by GAM USA, or is under common control with GAM USA, such as GAM Funds, Inc. For purposes of this definition, “control” has the same meaning as it does in Section 2(a) of the Act. A “Fund” means a registered investment company or series thereof registered under the Act.

APPENDIX B

GAM International Management Limited (Affiliate of Fund Adviser)
GAM Services Inc. (Fund Underwriter)

APPENDIX C

GAM USA INC.

CODE OF ETHICS
PURSUANT TO RULE 17j-1 OF THE INVESTMENT COMPANY ACT OF 1940
AND
RULE 204A-1 OF THE INVESTMENT ADVISERS ACT OF 1940

ACKNOWLEDGEMENT

I hereby acknowledge that I have read, understand and will comply with the GAM Code of Ethics and Policy Statement (the “GAM Code of Ethics”).

I also understand that any violations of the GAM Code of Ethics or any policies of a GAM Group entity incorporated by reference herein may subject me to dismissal from the entity with which I am employed within the GAM Group.

By signing below I agree to place and have placed the interests of the GAM Group entities and the GAM Group’s clients, at all times material hereto, before my own personal interests. I further certify that I have complied with, and will comply with (i) the prohibition relating to the possession of material non-public information (as defined in the GAM Code of Ethics) and (ii) the “Gift” policy as set forth in the GAM Code of Ethics.

Date:

Print Name

Signature

APPENDIX D

Initial Holdings Report

This report is required of all employees hired on or after March 1, 2000, who are subject to the GAM USA Code of Ethics and have been identified as “Associated Persons” or “Investment Personnel” as those terms are defined under the Code.

          This report must be completed and returned to London or New York Compliance within 10 days of receipt. Identify each Reportable Security and Fund [16] held by you or for your direct or indirect benefit.[17]

Title of the Reportable Security or Fund or Name of Issuer (including ticker or CUSIP)	Type of Reportable Security or Fund	Number of Shares Held or Principal Amount of the Reportable Security or Fund

Identify the name and address of each Broker-Dealer or Bank with whom you maintain an account in which Reportable Securities and Funds are held for your direct or indirect benefit.

Name of Broker-Dealer or Bank	Address and Telephone

I hereby certify that the information provided on this form is current as of a date no more than 45 days before the date of this report and I have identified all of the Reportable Securities and Funds and all accounts that hold Reportable Securities and Funds in which I have a Beneficial Ownership interest

Name (printed):	Date:

Signature:

[16]	For a definition of Reportable Security or Reportable Fund, please refer to the Code.

[17]	Includes yourself and immediate family members (i.e., spouse and minor children). If unsure, please refer to the Code.

APPENDIX E

Annual Holdings Report

This report is required of all employees, who are subject to the GAM USA Code of Ethics and have been identified as “Associated Persons” or “Investment Personnel” as those terms are defined under the Code.

This report must be current as of December 31, 200_ and submitted to London or New York Compliance no later than February 14, 200_. Identify each Reportable Security and Fund18 held by you or for your direct or indirect benefit.19

Title of the Reportable Security or Fund Name of Issuer (including ticker or CUSIP)	Type of Reportable Security or Fund	Number of Shares Held or Principal Amount of the Reportable Security or Fund

Identify the name and address of each Broker-Dealer or Bank with whom you maintain an account in which Reportable Securities and Funds are held for your direct or indirect benefit.

Name of Broker-Dealer or Bank	Address and Telephone

I hereby certify that the information provided on this form is current as of a date no more than 45 days before the date of this report and I have identified all of the Reportable Securities and Funds and all accounts that hold Reportable Securities and Funds in which I have a Beneficial Ownership interest

Name (printed):	Date:

Signature:

[18]	For a definition of Reportable Security or Reportable Fund, please refer to the Code.

[19]	Includes yourself and immediate family members (i.e., spouse and minor children). If unsure, please refer to the Code.

APPENDIX F

Sample Transaction Report

Name:	John T. Smith
Group:	Associated Person
Office:	New York - NY
Phone Number:	(212) 407-4600
Date Requested:	1/11/2005 12:25:46 PM

Reportable Security or Reportable Fund to Buy:

Name	Symbol	Identifier	Type	Market Cap
Microsoft Corp.	MSFT	0046545646	Common Stock	N/A

Trade Request Information:

# Shares	Price	Total/Principal	Is Limited Offering	Is IPO	On Behalf Of	Exchange
150	26.73	4009.50	No	No	Self	NYSE

Account Information:

Broker Name	Account Number	Date Opened	Is Electronic Feed	Is Managed Account
Merrill Lynch	0021-99060582558	2/10/2004	No	No

I also certify that I am unaware of any recent purchases and sales of this security in any client account.

Signature: JTS

Status:	This request was approved by System Account on Friday, January 11, 2005 at 12:25:46 PM.

Reviewed By: System Account Date: 1/11/2005 12:25:46 PM Approval: Approved

Comment: No violation has been found by the COE automatic approval system.

The trade request is approved.
* All time(s) displayed on this page are based on the Local Time of the Server.

APPENDIX G

PRIVATE PLACEMENT APPROVAL REQUEST FORM

Since investments in private offerings of Reportable Securities often involve complex issues of potential conflicts of interest or personal advantage, please respond to the following questions relating to your potential investment.

1.	Is the investment opportunity being considered suitable for one or more Advisory Clients of a GAM Group entity?

2.	Is the investment opportunity being offered to you solely as a result of your position with a GAM Group entity?

3.	Is there a reasonable likelihood that the Reportable Securities being offered will be of a material interest to an Advisory Client in the near future?

Please supply a copy of the private placement memorandum and any related offering documents to Compliance for review.

You must receive written approval from Compliance before engaging in the proposed investment transaction.

APPENDIX H

As of January 31, 2006, the following individuals held the following positions within GAM Group:

Chief Compliance Officer for GAM USA:	Jaime McPhee

Chief Compliance Officer for GIML:	Fiona Newlands

Chief Compliance Officer for the Funds:	Jaime McPhee

Chief Compliance Officer for GAM Services Inc.:	Henk Bocxe

Secretary of the Funds:	Kenneth A. Dursht

He/she may delegate his or her functions as he or she sees fit and may consult outside counsel as appropriate.

With the exception of Fiona Newlands, all individuals are located in New York. Ms Newlands is located in the London office. Contact information for each individual is maintained on GAM Online.